Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement to Form S-8, (File No. yet to be assigned) of our audit report dated May 15, 2026, with respect to the consolidated balance sheets of Ehave, Inc. as of December 31, 2025 and 2024, and the related consolidated statements of operations and other comprehensive loss, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2025.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Spokane, Washington

August 4, 2026